PARADIGM FUNDS

WRITTEN CONSENT OF THE TRUSTEES IN LIEU OF MEETING

The undersigned Trustees of the Paradigm Funds (the “Trust”), a business trust organized under the laws of the State of Ohio, hereby consent to the actions taken below and agree that such resolutions shall have the same force and effect as if the actions herein referred to had been adopted at a timely called and duly held meeting of the Board of Trustees of the Trust.

We, the undersigned, being duly appointed Trustees of the Trust, DO HEREBY ADOPT the following resolutions:

Resolved, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, we hereby amend in its entirety the fifth paragraph of Section 4.1 to read as follows:

The establishment and designation of any Series or Class of Shares in addition to those established and designated in Section 4.2 shall be effective upon the execution of an instrument in writing by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees) setting forth such establishment and designation and the relative rights and preferences of such Series or Class, or as otherwise provided in such instrument.  At any time that there are no Shares outstanding of any particular Series or Class previously established and designated, the Trustees may, by an instrument executed by a majority of their number (or by an officer of the Trust pursuant to the vote of a majority of their number), abolish that Series or Class and the establishment and designation thereof.  Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration of Trust.  The above paragraph shall supersede and take the place of the existing fifth paragraph for Section 4.1 of the Agreement and Declaration of Trust.

Further Resolved, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

"Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the "PARADIGM VALUE FUND", the "PARADIGM OPPORTUNITY FUND", the "PARADIGM SELECT FUND", and the “PARADIGM CAPITAL APPRECIATION FUND” Series of Shares.  The Shares of these Series and any Shares of any further Series of Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series of Class at the time of establishing and designating the same) have the following relative rights and preferences:

The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

These resolutions may be executed in any number of identical counterparts, each of which, for all purposes, shall be deemed an original, and all of which constitute, collectively, one and the same resolutions in counterparts.

Date: November 29 , 2006
/s/ Candace King Weir Candace King Weir, Trustee /s/ Carl A. Florio Carl A. Florio, Trustee Lewis Golub, Trustee /s/ Anthony J. Mashuta Anthony J. Mashuta, Trustee

These resolutions may be executed in any number of identical counterparts, each of which, for all purposes, shall be deemed an original, and all of which constitute, collectively, one and the same resolutions in counterparts.

Date: November 24 , 2006
Candace King Weir, Trustee Carl A. Florio, Trustee /s/ Lewis Golub Lewis Golub, Trustee Anthony J. Mashuta, Trustee